Exhibit 99.1

CORPORATE PARTICIPANTS

Jon Stanner

Strategic Hotels and Resorts - VP, Capital Markets and Treasurer

Laurence Geller

Strategic Hotels and Resorts - President and CEO

Diane Morefield

Strategic Hotels and Resorts - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Bill Crow

Raymond James & Associates - Analyst

Ryan Meliker

Morgan Stanley - Analyst

Will Marks

JMP Securities - Analyst

Jeffrey Donnelly

Wells Fargo Securities - Analyst

Smedes Rose

Keefe, Bruyette & Woods - Analyst

Enrique Torres

Green Street Advisors - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q2 2011 Strategic Hotels & Resorts earnings conference call. My name is Ed and I will be your operator for today. At this time, all participants are in a listen only mode. We will conduct a question-and-answer session towards the end of this conference.

(Operator Instructions)

As a reminder, this call is being recorded for replay purposes. At this time, I would like to introduce into the call Mr. Jon Stanner, Vice President, Capital Markets and Treasurer. Please proceed, Sir.

Jon Stanner - Strategic Hotels and Resorts - VP, Capital Markets and Treasurer

Thank you, and good morning, everyone. We apologize for the technical difficulties earlier. Welcome to the Strategic Hotels & Resorts second quarter 2011 earnings conference call. Our press release and supplemental financials were distributed yesterday and are available on the Company’s website in the Investor Relations section. We are hosting a live webcast of today’s call, which can be accessed by the same section of the site, with a replay of today’s call also available for the next month.

Before we get underway, I’d like to say that this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates, and projections about the market and the industry in which the Company operates, in addition to management’s beliefs and assumptions. Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice included within our SEC filings. In the press release and supplemental financials, the Company has reconciled all non-GAAP financial measures to the directly comparable GAAP measures in accordance with Reg G requirements.

I’d now like to introduce the members of the management team here with me today; Laurence Geller, President and Chief Executive Officer and Diane Morefield, our Chief Financial Officer. I’d now like to turn the call over to Laurence.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Thank you. While the focus of this call is to cover our second quarter earnings, I’d like to spend some time reflecting on how Strategic Hotels has now reached an important point in its evolution and what we see ahead.

My comments are focused on three main areas: operations, our balance sheet restructuring, and the outlook for the future. Our again impressive second quarter operational results are a continuation of the highly efficient execution of our asset management systems and processes. We closely monitor our results compared to our direct competitors and we continue to lead the domestic markets in our segment in all relevant metrics. Our second quarter U.S. Same Store RevPAR growth of 12.6%, along with our Total RevPAR growth of 11.5%, continues our previous trend of outperformance in both the rooms and non-rooms departments, and with our market share index improvement of 1.8%, itself a continuation of the important trend that has continued for the past six quarters, we feel good about what has occurred.

Despite a 3.9% increase in average occupancy over the prior year, our productivity numbers continue to improve with hours worked per occupied room falling by over 1%. Our results again demonstrate the sustainable staffing improvements we have made. For example, hours worked per occupied room were 7% less in the current quarter than in 2007. Additionally, and perhaps most significantly as a systemic organizational change, the number of management employees is still 21% lower than peak, despite the gains in occupancy in recent quarters. The result was our North American Same Store EBITDA margins improved 360 basis points during the quarter, with property level EBITDA growth of 29.7% and the important ratio of EBITDA growth to RevPAR growth was 2.6 times in this quarter. Corporately, we believe that the systemic operating improvements instituted at our properties will lead to long-term higher margin performance through the recovery cycle than has previously been experienced.

Meanwhile, on the revenue trend side, our most widely watched barometer remains group pace. This continues its improvement with rooms booked year-to-date up 7% and rate up by 12% over the same time last year, for a healthy approximately 20% increase in group room revenue. For 2011, group pace is up 9% and ADR is up 3%.

2007 is often referred to as peak performance, and in Q2 of that year we booked approximately 65,000 group room nights in the year for the year in our same store portfolio. The number of same store group room nights booked for 2011 in Q2 of this year was 82,000, a healthy 26% improvement over the same time in 2007. Thus far, bookings for the summer months, that’s June to August, for same store transient room nights are up 6% and, importantly, the rate on those bookings is up 8%. The result is in line with our research and augurs well for the fundamentals of our business. This is an extremely healthy indicator of high-end consumer confidence and their propensity to purchase leisure stays.

High-end lodging suffered more than other segments during the worst part of this unprecedented recession in 2008 and 2009. But throughout that period, our Board and management team remained steadfast in their belief that our unique portfolio, combined with unusually benign supply characteristics and our leading edge operating culture and systems, would outperform during the inevitable recovery. The key was getting through the worst of the down cycle by focusing on the strategic steps that we could take to shore up our balance sheet. We titled this plan “Strategic 2.0” and have aggressively executed on our transparent, multidimensional capital market strategy over the past roughly two years. The plan involved both equity issuance and the debt refinancing strategy. Since the beginning of 2010, we have raised over $550 million in new equity. Particularly important is that we raised over $165 million of that through the acquisition of assets, which was both de-leveraging and very accretive.

One of our strategic objectives was to add significant and strategic partners to our shareholder base, which we felt appropriate given the unique and comparatively longer-term nature of our assets. As such, we brought both Woodbridge and the Government of Singapore into the fold, combining these long-term and strategic shareholders with others to over 25% combined ownership in our equity.

We developed certain strategic imperatives that outlined our goals for our comprehensive and needed complex refinancings regarding the debt portion of the balance sheet. We set out to extend the maturities over the long-term, with no concentration in a single given year, and having a better balance and enhanced mix of lenders with less reliance on CMBS executions.

Diane will cover the details of our new balance sheet structure and the significant accomplishments we achieved in these debt financings. However, I want to highlight some very important points related to this topic. Our ability to complete new debt financing on all of our hotels, along with a new line of credit, is a testament to the strength of our long-term banking relationships and to our dogged insistence on working cooperatively with our lenders on each asset to maximize value both for them and for us, even during the bleakest of times. Although our asset level debt was non-recourse, our consistent policy has been, since our inception, and will continue to be to treat our lenders with respect, open communications, and as importantly, collaborative partners. Despite opinions from many that we should walk away from certain properties, we never wavered in our search for solutions that created value for our shareholders and were workable and value preservers for our lenders. No lender suffered losses on our properties throughout this process. Our reputation as a borrower remains impeccable and will, as has been amply demonstrated during this unprecedented downturn, have continued great value to our Company and our shareholders.

We persevered and successfully restructured or refinanced our property level debt on all of our 2011 and 2012 maturities that we outlined as our goal previously, and despite the recent turmoil in the financial markets, last week we closed our final debt refinancing under this plan. Since January 1, 2010 we have re-capitalized (technical difficulty).

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

Operator, thank you.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

I do apologize to all the participants on this call. It seems that there is a problem with the conference operator. Either that or one of our competitors just doesn’t want to hear our good results. Since January 1, 2010 we have re-capitalized $1.8 billion of debt and at a pace roughly 12 months to 18 months ahead of our original timetable. Included in this activity were the complex and multi-dimensional restructurings of both the Hotel del Coronado and the Fairmont Scottsdale Princess. The outcomes on these two deals were enhanced by our bringing in sophisticated IRR-driven equity partners, Blackstone and Walton Street, respectively, on very attractive terms and conditions to us. Their belief in the properties and very importantly in us, further confirms our view as to the likely high returns we will achieve on our incremental investments in these unique resorts.

Other transactions that were key to the restructuring phase included the sale of our Mexico City property, with what appears to have been excellent timing, and substantially exiting our Continental European properties. This included the impressive sale of our Paris Marriott hotel at 20 times EBITDA, which netted Strategic almost $60 million in proceeds or over 15 to 20 times what others forecasted the value of our lessee position to be. In addition, we achieved another one of our strategic objectives which was to have at least two properties unencumbered by debt, providing us with even further cushion for unforeseen circumstances. These aggressive activities have allowed us to achieve a reduction in net debt to enterprise value from 77% at the beginning of 2010 to approximately 39% at the end of the second quarter.

The last step of the balance sheet phase will be to pay accrued preferred dividends. We have previously stated that our Board would address the payment of this dividend catch-up when the financings had been fully executed and our operating cash flow covers the ongoing quarterly payment. We intend to continue to address the timing of this dividend payment with the Board on a quarterly basis. We will make a decision as and when to pay the accrued dividends based on market conditions and our ongoing economic and operating outlook at that point in time.

We’ve now accomplished both our operational and balance sheet objectives and have embarked on the next phase of our corporate evolution we euphemistically call “Strategic 3.0”. Along with so many around the globe, we have watched with increasing dismay the recent financial turmoil caused largely by political leadership not only within the European community, but, sadly, within our own government. Last week’s resultant pull back in the credit markets makes our final financing of the InterContinental hotel in Chicago look prescient. No one yet knows the near-term and possibly longer-term impact of these recent events and how they might affect business and consumer confidence. Despite our excellent operating and financial results year to date, and our continued strong leading indicators for future hotel demand, prudence dictates we remain cautious. However, our operating forward indicators and metrics remain both positive and strong and we have not felt any impact on our business from the well-publicized events of recent weeks. As such, we are increasing our low end of RevPAR guidance to 8.0% and the upper end of the range to 9.5% for the full year.

Let me stress, we have great overall faith in the underlying strength of the economy. The relatively robust high-end sector of the lodging industry in which we operate certainly appears to us to be the most resilient to the anemic recovery in GDP growth rate. Certainly our recent several consecutive quarters of outperformance sustains that conclusion. We remain very bullish on our long-term prospects, given virtually zero supply in our markets, and the likely even further delay in future supply if the debt capital markets become even more cautious once again.

Based on our North American Same Store forecast, room demand is 18% below peak, RevPAR is 15% below peak, Total Revenues are 25% below peak, and EBITDA is still 33% below peak. This gives us plenty of room to still grow and we remain very confident that we will both meet and exceed previous peaks in our key performance metrics. For the recovery periods from 1992 to 2000 and 2002 to 2007, the compounded luxury RevPAR growth rate was 8%, while supply grew 23% and 17% respectively. From a purely mathematical sense, an 8% compounded RevPAR growth rate alone would double our North American EBITDA by 2014, while it would take less than 12% to double it by 2013.

We will continue our unrelenting disciplined approach to acquisitions. We have a very clearly defined, well understood product, market, capital allocation, and financial return strategies from which we will not stray, as we jealously guard and protect the uniqueness and profitability of our portfolio.

Let me stress that the embedded operational internal growth in our portfolio which, when combined with the pipeline of high-yielding internal projects, allows us the unique luxury of not having to buy any properties whatsoever in order to have outsize growth in our results. We will continue to guard and allocate our capital carefully and prudently, while remaining leverage neutral on any future acquisitions.

With replacement cost ex-land of approximately $700,000 per room we expect to remain, for a lengthy period of time, in a supply constrained environment in our unique locations, having an outstanding opportunity for not only unusually high occupancies, but more importantly, for outsized rate growth with the attendant margin growth and higher levels of profitability than we’ve previously experienced.

Our most recent research indicates that our luxury consumers are equally cautiously optimistic, increasingly savvy, have evolved from conspicuous to conscious consumption, are spending money on things that are worth it to them at any cost, won’t compromise on purchasing high quality items, and in a crowded market, want brands with both legacy and story. For us, the great news is that travel is very high up on their list of must do’s and our exceptional portfolio of assets and brands fit their bill exactly.

Therefore, despite the current uncertainty in the economy, with all of these positives coming together and combining with our current continued outperformance as they are at this time, we remain extremely optimistic about our future profit growth, returns, asset values, and ever strengthening balance sheet.

Diane will now cover our second quarter results.

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

Thank you, Laurence.

Net income in the second quarter was $39.5 million or $0.22 per fully diluted share, compared to a net loss of $47.4 million or negative $0.42 per diluted share during the same quarter of 2010.

For the second quarter, we reported Comparable EBITDA of $42.5 million, a 13% increase over the second quarter of last year, and Comparable FFO per share of $0.05 compared to $0.04 in the second quarter last year.

Improvements in demand, as Laurence highlighted, were broad-based across our portfolio. However, there are a few markets I would specifically like to comment on. Regarding Mexico, the news reports and security concerns continue to have a negative impact on the hospitality industry throughout Mexico. Our Mexico results have a meaningful impact on our RevPAR growth given the high ADR for our Four Seasons property there. Performance at the Four Seasons Punta Mita can impact RevPAR results by as much as 150 basis points, up or down, with it currently having a negative impact on our 2011 RevPAR growth results.

We want to address Washington, D.C. and contrary to other hotel company reports on the broader D.C. market, our Four Seasons property continues to perform very well, since much of the softness in the market appears to be driven by a drop in government per diem, which has little, if any effect on our hotel there. Additionally, the IMF returns to the city in the third quarter and our property will be one of the primary beneficiaries of the pickup in activity from that group.

Turning to London, our Marriott Grosvenor Square hotel continues to produce strong operating results. RevPAR on a constant dollar basis was up over 17% for the quarter, and following the comprehensive room renovation completion earlier this year, this hotel is in excellent condition to take advantage of an incredibly strong London lodging market. GOP margins at the Marriott London Grosvenor Square were a very impressive 58% in the second quarter, compared to 54% at the same time last year.

Regarding the balance sheet restructuring, Laurence highlighted the proactive strategy and that we did obtain the final execution of that restructuring just last week. I would add a few other items of color. In addition to the hotel level loans that we refinanced, we negotiated a new $300 million line of credit that closed at the end of June. In that process, we rationalized the number of banks in the line from 21 in the previous line down to 10, which makes it much more efficient in working with our key relationship banks going forward.

We also made a strategic decision to finance the Four Seasons Washington, D.C. hotel directly by substituting that hotel with the Ritz-Carlton Half Moon Bay as one of the borrowing base assets under the new line. We were able to finance the Four Seasons D.C., which had zero debt on it, with a $130 million mortgage loan and paid off the previous $76 million mortgage loan on the Ritz-Carlton Half Moon Bay. With those transactions, along with the various other financing activity we achieved, this year we netted $64 million in proceeds.

The line of credit currently has zero utilization and we have approximately $75 million in unrestricted cash, including hotel level unrestricted cash of $45 million. This, however, excludes another roughly $15 million in cash held abroad or in joint-venture structures that is also classified as unrestricted on our balance sheet.

A few other key statistics that resulted from the final debt executions include, we reduced our exposure to CMBS debt from 57% to 31% of our total debt, so our debt mix now is again 31% CMBS, 38% bank loans, and 31% insurance company mortgage loans. We have reduced our net debt to EBITDA since January 1, 2010 from 14.3 times to approximately 7.0 times pro forma for year-end 2011. We also met another critical strategic objective by extending maturities and staggering our maturity schedule over a ten-year period, with no more than 22% of our total debt maturing in any single calendar year.

With very attractive low fixed interest rates, we felt the best execution on the InterContinental Chicago hotel, which is a very stable asset, was a ten-year fixed rate deal. This, coupled with the deconsolidation of the Fairmont Scottsdale Princess hotel debt, resulted in the need to terminate $300 million in interest rate swaps during the quarter. The cost of the terminations was roughly $27 million, but we should have no further need to terminate swaps in the future. Accounting rules dictate that other comprehensive income balances related to swaps that have been terminated in prior periods continue to be amortized over the remaining original life of those contracts. As a result, we will have a material level of non-cash interest expense in our quarterly results for several years.

To assist you in modeling, the current full-year guidance for interest expenses is as follows: Full-year interest expense of $85 million to $90 million, $70 million to $75 million of that is cash interest expense and approximately $15 million is non-cash expense.

We continue to invest in our properties in order to maintain the quality of our irreplaceable portfolio. The comprehensive rooms renovation taking place at our InterContinental Miami property is forecasted to total $17 million and has been underway throughout the summer months to avoid displacement. Later in the third quarter, we are also scheduled to complete and open the Michael Jordan’s Steakhouse at the InterContinental Chicago, totaling $3.6 million in capital investment. In addition, the construction of a new 23,000 square foot ballroom at the Fairmont Scottsdale Princess is underway. The ballroom was funded in our joint-venture with Walton Street in conjunction with the CMBS loan restructuring and extension that we executed in early June. The new ballroom and meeting space will open in late 2012, in time to take full advantage of the 2012/2013 winter season in Scottsdale.

I’d now like to cover guidance. We are raising our full-year 2011 RevPAR and Total RevPAR guidance for our North American Same Store portfolio. We expect RevPAR growth for the full year to be between 8.0% and 9.5% and Total RevPAR growth to be between 8.0% and 9.0%. We are also updating our guidance for the first two quarters of actual results and transactions completed during the second quarter, including the recapitalization of the Fairmont Princess and the buyout of GIC’s interest in the InterContinental Chicago, as well as the reforecast for the remainder of the year. This results in an adjustment to Comparable EBITDA guidance to be between $145 million and $155 million, up from the previous range of $140 million to $150 million. Additionally, we are adjusting Comparable FFO per share to a revised range of between $0.08 and $0.14.

Suffice it to say, however, our guidance assumes no material or significant changes in the overall economic environment for the balance of the year. Additionally, all of our guidance is exclusive of VCP expense which is consistent with our previous guidance ranges throughout the year.

With that, Operator, could you please open the call to Q&A?

QUESTION AND ANSWER

Operator

(Operator Instructions)

Our first question comes from the line of Bill Crow. Please proceed.

Bill Crow - Raymond James & Associates - Analyst

Hey, good morning. Great quarter, bad telecom technology. But that’s all right, we’ve seen it reversed before so I’d rather have it this way, couple of questions. Diane, you said the current post quarter-end cash balance is $75 million, is that correct?

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

Yes.

Bill Crow - Raymond James & Associates - Analyst

Or is it really $90 million?

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

Well, no. Unrestricted in total is $90 million.

Bill Crow - Raymond James & Associates - Analyst

And that’s current to date?

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

That is current, that’s as of today. Correct.

Bill Crow - Raymond James & Associates - Analyst

Okay, and nothing drawn on your line, right?

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

That is correct.

Bill Crow - Raymond James & Associates - Analyst

Okay. I appreciate the guidance on interest expense. Could you, and we can look at what the 1st half of the year was, is there going to be a difference given the recent activity between the third and the fourth quarter?

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

Well, we gave full-year guidance and obviously there are points of the year that we had outstandings on the line of credit. Right now, we do not. So, it’s going to fluctuate quarter-to-quarter, but as you know on all of our guidance we are just giving full year.

Bill Crow - Raymond James & Associates - Analyst

Okay. So, we can’t really back into what the new run-rate necessarily will be once all of this is done, so fourth quarter run-rate for interest expenses is kind of wait and see?

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

Well, in the supplemental, as you know, there is all of the data for all of our new loans and the interest rates.

Bill Crow - Raymond James & Associates - Analyst

Right.

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

So, it would just depend, and obviously this non-cash of $15 million is for a full-year, so you can figure out the quarterly rate for that and then there is nothing out on the line. So unless we were to draw on the line for a specific activity, I think you can back into a quarterly rate.

Bill Crow - Raymond James & Associates - Analyst

That’s fine. I just want to make sure the non-cash part of it is not materially different.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Bill, thank you for your comments on the quarter, but one last thing is, we should explain also the $300 million line has an accordion feature depending on results which allow us ultimately, if we meet all of our forecasts, to go up to $400 million of availability under the line.

Bill Crow - Raymond James & Associates - Analyst

Okay, great. Couple of other questions, Laurence you touched on acquisition opportunities and how you might find them, et cetera. Could you just talk about what you’re seeing out there, the pace of acquisition opportunities and maybe your general thirst to make acquisitions?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

I’m not thirsty, let’s start with that. Having said that, we saw a flurry of activity in the first and second quarters where people were trying to sell assets, people had high aspirations where we felt the product might suit us, but their aspirations were beyond practical reality. We didn’t spend any time. We are watching the market. We have watched with great interest the recent Rosewood transaction, which averaged just under $850,000 a key. There are other assets being reputed to be traded, although one doesn’t know what the recent hiccups in the market will do for them, that are in the $700,000 to $800,000 a key range in our market and so we are watching carefully.

Our product strategy is so defined and so clear that it is an easy strategic sieve without us having to bounce around like others around the country buying whatever they can at any time. We just don’t need to. We’ve got embedded projects and embedded growth, and frankly, we’ve been through two or three years of very difficult time and we’re just going to be very selective, very careful, very cautious, and preciously guard our capital because we know what, shall I say, thirsty acquisitions to use your term, can do for a company.

Bill Crow - Raymond James & Associates - Analyst

Right. Okay, two other very quick questions. Has your thinking about the preferred dividend, the timing of the return of that changed given recent economic data points? That’s the first question. The second one, and then I will get off the line here, is whether you are seeing any negative impact from Marriott’s Sales Force One initiative?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Okay. Let me just deal with the second one fairly quickly. We obviously communicate with all the other owners and we understand the concerns that people have with Sales Force One. At the moment we only have one property, the Marriott Lincolnshire, which is affected by Sales Force One, so I think that because every property has its own specific issues, I don’t think we’ve got enough of a trend to be able to comment.

As far as the preferreds are concerned, naturally as you would expect, the recent volatility and the increased amount of unknowns makes us prudent. At our quarterly board meeting we will look at it again. We’ve been very, very consistent though. Once we are comfortable with both the outlook and our operational ability to cover it and having finished the refinancings, with all three of those things in line, we naturally want to pay the preferred at the earliest opportunity. But, the Board and management will continue to be very cautious about spending money and we will jealously guard our bank balances at this moment until we are comfortable with the economy.

Bill Crow - Raymond James & Associates - Analyst

Thank you.

Operator

Our next question comes from the line of Ryan Meliker. Please proceed.

Ryan Meliker - Morgan Stanley - Analyst

Good morning and congratulations on a solid quarter. Just a quick question here with regards to guidance. You guys talked a lot about how trends don’t seem to be slowing. You’re pretty positive, not only about the economy, but certainly about your portfolio’s growth. But it looks like your Same Store North American RevPAR guidance basically implies a material slowdown in the back half of the year from where we were in the front half of the year, I guess down to roughly 4% to 6%, if I’m doing my math even close to correctly, versus up 12% in the front half of the year. I’m wondering, is that just you guys being conservative or is there something else to that that I am missing?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Look, yes, we hope we are being prudently conservative. Yes, your math is generally correct, but let me point out something that I think we are going to see for our Company for the next few quarters. We outperformed last year. We outperformed in Q4 of last year so we have a higher hurdle to outperform again than others. So, it’s really the absolute number we start having to refer to in Q4 rather than relative to the last year. Nothing has changed in our trends. We are further out this year, because of what has happened lately the more cautious we will be, and as Diane mentioned, we are still taking a blip to our numbers through Punta Mita.

As you remember in Punta Mita, the fourth quarter with Thanksgiving and with Christmas and the New Year period, has such high room rates that we have to be cautious in case we have a turndown in bookings in Punta Mita. We’re still 70% or 80% full for those periods now, but not 100%, so we have to be cautious about that and that is what’s driving some of this caution. 150 basis points on a 9.5% improvement in RevPAR forecasts would take us to 11%, which is hardly cautious.

Ryan Meliker - Morgan Stanley - Analyst

Okay, that’s helpful. Thank you very much.

Operator

Our next question comes from the line of Will Marks. Please proceed.

Will Marks - JMP Securities - Analyst

Thank you. Good morning, Laurence. Good morning, Diane. First on the guidance, the RevPAR guidance, can you tell us how July looked if you can, and then also what we should look at by quarter?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

I won’t give you specifics on July or even our forecast for August. Suffice it to say, that July was in line or slightly better than our anticipated results. We were most pleased with the consumer propensity to consume. As you might remember, I had commented that the period between the middle of June until a week after July 4th would be the leading indicator of whether we had to discount rate to induce demand. Not only did demand increase per our forecast, but rate increased, so we are very satisfied with what we are seeing for the whole summer period in leisure.

Group business was not as strong in certain properties as it was last year. However, that is merely a timing blip rather than indicating any trend differential. We had a group that would come in July and maybe they’ll come in, go somewhere else next year and come back, it doesn’t matter. But our leisure business has been so strong that we have filled in demand and particularly in markets where we have been very concerned to see what the trend would be, the Westin St. Francis and the Ritz-Carlton Laguna Niguel, both of which have outperformed our rate and occupancy expectations for leisure business.

Ryan Meliker - Morgan Stanley - Analyst

Okay, great. Thank you. And just one other question, do you know what your peak EBITDA margins were with the current portfolio?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Yes, indeed.

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

Peak EBITDA margin was 28% and GOP was 38%.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

And it’s the GOP number that we’re, obviously EBITDA is the result of it, but it is the GOP number of 38% which we view as the target to meet and exceed, and this Company is totally focused towards exceeding that 38% GOP.

Ryan Meliker - Morgan Stanley - Analyst

Okay, great. That’s all from me. Thank you.

Operator

Our next question comes from the line of Jeffrey Donnelly, please proceed.

Jeffrey Donnelly - Wells Fargo Securities - Analyst

Good morning, guys. Laurence, I apologize, I’m not sure if I was on early or late because of the way things were cutting out. Can you touch on what your plan is for a few things? I guess first the Hyatt Regency La Jolla debt and then two specific assets: London as well as the Four Seasons Punta Mita. I’m just curious what you’re thinking longer-term?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Okay, yes, thanks. The Hyatt La Jolla, look we don’t have to refinance that until the latter part of next year. In conjunction with our partner GIC, we’ve talked about this very carefully and we’ve decided, given what we are hopeful are some improving operational trends, to look at this matter during the next year to refinance depending on the credit markets. If we were to refinance it today, it would be a marginal gap in financing. It really has no material impact one way or another to either our cash balances in the bank or to our EBITDA. It is a good asset, the market is strengthening, there is no new supply, but there has been a lot of supply and where you take out the compression from the oversupply in San Diego itself, it’s a slower absorption rate. That’s why this last year we have is really important to maximize, for us to understand the future.

As far as the Four Seasons Punta Mita, and I’ll deliberately leave London until the end, as far as the Four Seasons Punta Mita is concerned, this is still a very profitable asset for us, not as profitable as it was. We have our own views as to what will happen in the political climate in Mexico, given the election next year, and we will watch that election and the results post the election on the hotel carefully before making any strategic decisions on it.

As far as London is concerned, we are now in the enviable position of having positive cash balances and an untouched line of credit, with no immediate use for incremental cash proceeds. We are seeing operations improve in London at our hotel. We are seeing resilience in the market. We anticipate seeing further flight capital coming into London looking for hard assets. If and when we get a number that we think reflects its value to us, so be it. But, this is a property that can generate $15 million of EBITDA to us, so we are very cautious about selling it at anything but peak numbers. And by the way, I think our history shows, when we find the right buyer, we know how to match an asset with a buyer.

Jeffrey Donnelly - Wells Fargo Securities - Analyst

That’s good, and one last question. Maybe it’s a bit more theoretical, but it’s about the sensitivity of the luxury segment RevPAR versus other segments. Clearly, as you can tell from your stock price in the markets and what growth prospects could be, and the toll that will take on corporate profits. Last downturn we saw luxury hotels frankly flush a lot of the luxury group business and some corporate transient business as just price sensitive companies scaled back.

If you think forward to the next 12 to 24 months, do you think we do see a slowing in RevPAR growth? Do you think that luxury may be less sensitive than it was in prior times because maybe some of that business didn’t recover to the levels you had it once before? I’m not saying that they are insensitive, it’s just I’m just curious do you think it will be a different experience?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

First of all, Jeff, let me just repeat. I think, if you hang your hat just looking on our RevPAR growth going forward, given that our RevPAR growth has been so high compared to others, our year-to-year comparisons are going to be difficult, but our absolutes are what’s important. Having said that, we are seeing so little resistance to luxury high-end spending providing we are giving the value proposition commensurate with their needs, that we just don’t see it. Even in the group market, you are seeing our pace expectations marry that.

The vulnerability isn’t of the luxury consumer, individual luxury consumer. If any vulnerability exists, and we don’t see any at this moment, it would be in the group market, but we don’t see that at this moment. I’m actually more optimistic than I was during the previous cycle about the high-end lodging, just because there is no supply. The cost of replacement and the values that are going on today makes supply tough. I worry about macroeconomic issues, but there is nothing fundamental we can see that will weaken the high-end consumers propensity to buy our lodging product.

Jeffrey Donnelly - Wells Fargo Securities - Analyst

That’s helpful, thank you.

Operator

Our next question comes from the line of Smedes Rose. Please proceed.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Hi, it’s Smedes. I think you got most of mine, but I just wanted to ask you, Diane could you just repeat the cap-ex spending for the year and what the major projects are and the associated costs?

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

Yes, it’s really only two projects as far as owner-funded cap-ex. It’s the roughly $17 million for the complete room renovation at the InterContinental Miami and then about $3.6 million for the Michael Jordan’s Steakhouse. Fairmont Scottsdale Princess is a ballroom project that is going to cost roughly $20 million. That was in essence pre-funded at the close of the CMBS loan and, as you know, the restructuring of Fairmont Scottsdale Princess, the $40 million from the mezzanine loan was converted to equity, so Walton Street and ourselves co-funded the combination of the ballroom and the mezzanine loan payoff, so we put in roughly $30 million to $35 million at that point.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Okay. Just the final thing I wanted to ask, if you do end up selling London and eventually exiting your Hamburg interest, what would be the cost, or are there any cost savings just on the corporate side from being purely in North America?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Thank you, let me just comment. We substantially exited Hamburg financially by removing most of the financial guarantee there. We really now just have frankly almost no investment and strong cash flow coming out of it. It costs us virtually nothing to manage Hamburg, it has very little friction costs given the structure we have, so that is a difficult lessee position to sell, but an enviable one to own for the cash flow.

As far as London is concerned, yes there are some local friction costs. These are less than $0.5 million a year, so there isn’t a significant savings there. It really comes to, in a growth market, when do we decide is the optimal time and at what price to sell. We continually are pleased with the increasing operating results and continually are increasing our financial aspirations if we are to exit London. London doesn’t take a lot of our time internally, it really is the accounting costs for the U.S. REIT structure that costs us money there. So we look at as a net EBITDA number and we are very satisfied with what we have, and that EBITDA would be hard to replace. We would need a lot of money to replace it.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Yes, okay. Thank you, that is helpful.

Operator

And we have time for one more question and that question comes from the line of Enrique Torres. Please proceed.

Enrique Torres - Green Street Advisors - Analyst

Hi Laurence, just going back, I don’t want to beat the London horse to death, but a little bit more specific question on the asset. The Grosvenor House just sold for $1.5 million a key. I want to get your take on what you thought of pricing for that asset, and how does that asset compare as a proxy for the Marriott you own in Grosvenor Square?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Well, it is very interesting. I actually thought that the buyer got a very good deal on it and with a lot of upside in that property, although our property outperforms it currently on a profit per room basis. I think it is an interesting proxy for it; there are other proxies in London. We are seeing very high pricing per key and we are jealously guarding it. However, let me give you a caveat before euphoria sets in too far.

Our property is still a leasehold position with our landlord being the Grosvenor Estate, and has, shall I say, a perspective in the centuries rather than even in the decades. So, we have a lease of slightly less than 50 years, which does have some value consideration, as it’s not necessarily in the value of the cash flow, but it does diminish our target audience of buyers.

Enrique Torres - Green Street Advisors - Analyst

Okay, and then in the performance of the asset. There was quite a pickup there. Is all that attributable to just the general market strength and the renovations that we can expect going forward, or did it have a little extra pop in the quarter from the royal wedding and other citywide compressions?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Well, sadly we didn’t host the royal wedding although we tried, but no it didn’t. This is just what we planned as normal progression in the business. There are two or three features here, the renovation had a very useful impact, but one which we planned, because we have seen the impact on the previous part of the renovation. Two, London is exceedingly strong, driven by financial services to a degree, and we are in the center of the financial district as far as hedge funds are concerned, and our location is very convenient for the city in terms of under and over ground transportation. Three, the next point is really important. Marriott is an extraordinary strong giver of business into London. It has a very strong brand presence and this year in London and prior to our selling it, we saw it in Paris, there is a very large increase in Americans traveling to London and to Paris, which is actually a good indicator of U.S. consumer confidence. So, we have been benefiting from Marriott’s brand there. So, all these things come together, this is an asset that has been good to us and which we believe will continue to be increasingly good to us.

Enrique Torres - Green Street Advisors - Analyst

So, the RevPAR, to sum that up. The RevPAR should be able to be sustainable in the third quarter and fourth quarter? The absolute RevPAR levels?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Absolute RevPAR will be sustainable we believe. There’s nothing unusual driving RevPAR. You’ll see an unusual blip in RevPAR during the brief period of the Olympics next year, otherwise these are normal RevPAR’s that we would budget and expect.

Enrique Torres - Green Street Advisors - Analyst

Okay, thank you.

Operator

At this time I will turn the call back over to Laurence Geller. Please proceed.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Thank you. I remain still sad that we didn’t get the royal wedding in London, but that’s just a personal thing. We are very bullish, but as you can hear, we are still cautious about the overall economy. We still have strong embedded growth and we believe that any capital markets volatility will cause even further delays to any new supply, and I would remind you we are in unique locations with very high barriers to entry.

We are well positioned to consider attractive investments that are within our financial guidelines in the future, and we may see interesting opportunities when the market gets volatile, but opportunity is the proper word there.

It’s gratifying for both our Board and management to see the continuation of the strong results from our labors. We believe we are in the strongest market segment and still at the nascent stage of recovery. With our unique portfolio of great properties, our asset management systems working extraordinarily well, and no supply for a longer time than we previously forecasted, we remain very confident that we have stronger long-term sustainable growth in both revenues and profits.

We believe that the economy will grow despite the blip in current confidence levels and remain extremely optimistic and enthusiastic about our future and our growth prospects. We thank you for your support, your time, your interest and we apologize for the conference center’s communication blip.

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

Thank you.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.